Exhibit 99.1

U.S. Bancorp Reports Fourth Quarter and Full Year 2021 Results

• Full year net income of $8.0 billion and full year net revenue of $22.8 billion

• Full year return on average assets of 1.43% and return on average common equity of 16.0%

• Common Equity Tier 1 capital ratio of 10.0% and strong levels of liquidity

4Q21 and Full Year Key Financial Data	4Q21 and Full Year Highlights

PROFITABILITY METRICS	4Q21	3Q21	4Q20	Full Year 2021	Full Year 2020
Return on average assets (%)	1.16	1.45	1.10	1.43	.93

Return on average common equity (%)	13.0	15.9	12.1	16.0	10.0

Return on tangible common equity (%) (a)	16.6	20.2	15.6	20.4	13.2

Net interest margin (%)	2.40	2.53	2.57	2.49	2.68

Efficiency ratio (%) (a)	62.3	58.4	58.8	60.4	57.8
INCOME STATEMENT (b)	4Q21	3Q21	4Q20	Full Year 2021	Full Year 2020
Net interest income (taxable-equivalent basis)	$3,150	$3,197	$3,201	$12,600	$12,924

Noninterest income	$2,534	$2,693	$2,550	$10,227	$10,401

Net income attributable to U.S. Bancorp	$1,673	$2,028	$1,519	$7,963	$4,959

Diluted earnings per common share	$1.07	$1.30	$.95	$5.10	$3.06

Dividends declared per common share	$.46	$.46	$.42	$1.76	$1.68
BALANCE SHEET (b)	4Q21	3Q21	4Q20	Full Year 2021	Full Year 2020
Average total loans	$302,755	$296,739	$302,308	$296,965	$307,269

Average total deposits	$449,838	$431,487	$422,413	$434,281	$398,615

Net charge-off ratio	.17%	.20%	.58%	.23%	.58%

Book value per common share (period end)	$32.71	$32.22	$31.26

Basel III standardized CET1 (c)	10.0%	10.2%	9.7%

(a) See Non-GAAP Financial Measures reconciliation on page 16

(b) Dollars in millions, except per share data

(c) CET1 = Common equity tier 1 capital ratio

•  Net income of $1,673 million and diluted earnings per common share of $1.07 for 4Q21

•  Return on average assets of 1.16% and return on average common equity of 13.0% for 4Q21

•  Net revenue decline driven by lower mortgage banking revenue, partially offset by higher trust and investment management fees

•  Strong deposit growth supported related investment portfolio and cash balance strategies to optimize asset sensitivity going into 2022. While dilutive to NIM, this was a net benefit to net interest income. This elevated liquidity drove NIM to decline 6 basis points while lower Paycheck Protection Program “PPP” loan fees accounted for 6 basis points decline

•  Net charge-off ratio of 0.17% in 4Q21 compared with 0.20% in 3Q21 and 0.58% in 4Q20

•  Average total loans grew 2.0% on a linked quarter basis

•  Full year net income of $7,963 million and diluted earnings per common share of $5.10

•  Full year average earning assets growth of 5.1%

•  Full year average total deposits growth of 8.9%

•  CET1 capital ratio increased to 10.0% at December 31, 2021, compared with 9.7% at December 31, 2020

CEO Commentary

“The value of our diversified business model was evident in 2021 results. Credit quality continues to be particularly strong with our net charge-off ratio at a historical low of 17 basis points in the fourth quarter. We experienced solid loan growth from new business originations and increased line utilization. Deposit growth was very strong this quarter increasing $18.4 billion or 4.3% compared with the third quarter, which supported our loan growth and provided the opportunity for investment strategies that were both accretive to fourth quarter net interest income and maintains asset sensitivity for future growth in a rising rate environment. As we start a new year, we are encouraged by the momentum building in each of our lines of business. The investments we have made in our digital transformation and payments ecosystem initiatives will continue to enable customer and revenue growth and we expect continued momentum in customer spend activity and loan growth. In the fourth quarter we closed on the acquisition of TravelBank, providing tech-led expense and travel management solutions for mid-size companies, and the PFM acquisition, which increases assets under management. I want to thank our U.S. Bank employees for all they do, and we are looking forward to welcoming Union Bank employees to our team when we close on the acquisition later this year.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

U.S. Bank Helping Customers Manage Cash Flow

In 2022, U.S. Bank is implementing changes to help consumer customers better manage their cash flow and avoid fees. Effective January 3, U.S. Bank eliminated certain fees for non-sufficient funds. By the end of the second quarter, the amount an account can be overdrawn prior to fee assessment will increase from $5 to $50. A new U.S. Bank Overdraft Fee Forgiven offering provides account holders a full day to deposit funds to avoid a fee when the negative balance is more than $50. Additionally, the bank will roll out a new balance dashboard providing smart alerts to inform consumers of a potential negative balance before it occurs.

U.S. Bank Acquires PFM Asset Management

U.S. Bank closed on its previously announced agreement to purchase PFM Asset Management LLC. As part of the acquisition, more than 250 PFM Asset Management employees have joined U.S. Bank. With the addition of PFMAM, Wealth Management and Investment Services has combined investment assets under management of approximately $420 billion as of December 31, 2021.

U.S. Bank Acquires TravelBank

U.S. Bancorp, the parent company of U.S. Bank, has acquired TravelBank, a San Francisco-based fintech company that provides an all-in-one, tech-driven expense and travel management solution. TravelBank is easy to use for employees and helps businesses control and track expenses, automate processes, streamline approvals and reporting and ensure compliance with company policies.

Net Zero Greenhouse Gas Emissions Goal

U.S. Bank announced several company-wide commitments to address the impacts of climate change on its business, customers and communities, including setting a goal to achieve Net Zero greenhouse gas emissions by 2050. In addition, goals were set to source 100% renewable electricity within its operations by 2025 and an environmental finance goal of $50 billion by 2030.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Fourth Quarter 2021 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change
Net interest income	$3,123	$3,171	$3,175	(1.5)	(1.6)	$12,494	$12,825	(2.6)
Taxable-equivalent adjustment	27	26	26	3.8	3.8	106	99	7.1
Net interest income (taxable-equivalent basis)	3,150	3,197	3,201	(1.5)	(1.6)	12,600	12,924	(2.5)
Noninterest income	2,534	2,693	2,550	(5.9)	(.6)	10,227	10,401	(1.7)
Total net revenue	5,684	5,890	5,751	(3.5)	(1.2)	22,827	23,325	(2.1)
Noninterest expense	3,533	3,429	3,364	3.0	5.0	13,728	13,369	2.7
Income before provision and income taxes	2,151	2,461	2,387	(12.6)	(9.9)	9,099	9,956	(8.6)
Provision for credit losses	(13)	(163)	441	92.0	nm	(1,173)	3,806	nm
Income before taxes	2,164	2,624	1,946	(17.5)	11.2	10,272	6,150	67.0
Income taxes and taxable-equivalent adjustment	486	590	421	(17.6)	15.4	2,287	1,165	96.3
Net income	1,678	2,034	1,525	(17.5)	10.0	7,985	4,985	60.2
Net (income) loss attributable to noncontrolling interests	(5)	(6)	(6)	16.7	16.7	(22)	(26)	15.4
Net income attributable to U.S. Bancorp	$1,673	$2,028	$1,519	(17.5)	10.1	$7,963	$4,959	60.6
Net income applicable to U.S. Bancorp common shareholders	$1,582	$1,934	$1,425	(18.2)	11.0	$7,605	$4,621	64.6
Diluted earnings per common share	$1.07	$1.30	$.95	(17.7)	12.6	$5.10	$3.06	66.7

Net income attributable to U.S. Bancorp was $1,673 million for the fourth quarter of 2021, which was $154 million higher than the $1,519 million for the fourth quarter of 2020, and $355 million lower than the $2,028 million for the third quarter of 2021. Diluted earnings per common share were $1.07 in the fourth quarter of 2021, compared with $0.95 in the fourth quarter of 2020 and $1.30 in the third quarter of 2021.

The increase in net income year-over-year was primarily due to lower provision for credit losses, partially offset by lower net interest income, lower noninterest income, and higher noninterest expense. Net interest income decreased 1.6 percent on a year-over-year taxable-equivalent basis due to lower loan spreads and mix of earning assets, partially offset by higher investment portfolio balances and the benefit of deposit and funding mix. The net interest margin declined from 2.57 percent a year ago to 2.40 percent in the fourth quarter of 2021 primarily due to the mix of loans, lower loan spreads and higher investment portfolio balances, partially offset by the net benefit of funding composition. Noninterest income decreased 0.6 percent compared with a year ago primarily reflecting lower mortgage banking revenue, other noninterest income, and securities gains, mostly offset by improvements in payments revenue, trust and investment management fees, deposit service charges, and commercial products revenue. Noninterest expense increased 5.0 percent reflecting increases in compensation expense, primarily related to performance-based incentive compensation, as well as higher employee benefits expense, professional services expense and marketing and business development expense, partially offset by lower other noninterest expense.

Net income decreased on a linked quarter basis primarily due to lower net interest income, mainly due to lower loan fees related to the SBA Paycheck Protection Program, and lower noninterest income, primarily due to seasonally lower payments and capital markets revenues and lower mortgage banking revenue as refinancing continued to decline. In addition, noninterest expense increased and the provision for credit losses was higher due to reductions in the allowance for credit losses in the third quarter of 2021. Net interest income on a taxable-equivalent basis decreased 1.5 percent primarily due to the impact of loan forgiveness related to the Paycheck Protection Program (“PPP”), earning asset mix and lower loan yields, partially offset by strong growth in average loan balances. The net interest margin declined 13 basis points from 2.53 percent on a linked quarter basis primarily reflecting lower PPP loan fees as well as the impact of strong deposit flows and related investment and cash balance strategies. Noninterest income decreased 5.9 percent compared with the third quarter of 2021 driven by seasonally lower payments and capital markets revenues and lower mortgage banking revenue, partially offset by improvements in trust and investment management fees. Noninterest expense increased 3.0 percent on a linked quarter basis reflecting higher employee benefits expense, professional services expense, marketing and business development expense and amortization of tax-advantaged investments.

U.S. Bancorp Fourth Quarter 2021 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Change
Components of net interest income
Income on earning assets	$3,382	$3,435	$3,505	$(53)	$(123)	$13,593	$14,942	$(1,349)
Expense on interest-bearing liabilities	232	238	304	(6)	(72)	993	2,018	(1,025)
Net interest income	$3,150	$3,197	$3,201	$(47)	$(51)	$12,600	$12,924	$(324)

Average yields and rates paid
Earning assets yield	2.58%	2.72%	2.81%	(.14)%	(.23)%	2.69%	3.10%	(.41)%
Rate paid on interest-bearing liabilities	.25	.27	.33	(.02)	(.08)	.28	.56	(.28)
Gross interest margin	2.33%	2.45%	2.48%	(.12)%	(.15)%	2.41%	2.54%	(.13)%
Net interest margin	2.40%	2.53%	2.57%	(.13)%	(.17)%	2.49%	2.68%	(.19)%

Average balances
Investment securities (a)	$160,784	$151,755	$133,430	$9,029	$27,354	$154,702	$125,954	$28,748
Loans	302,755	296,739	302,308	6,016	447	296,965	307,269	(10,304)
Earning assets	522,535	503,325	497,437	19,210	25,098	506,141	481,402	24,739
Interest-bearing liabilities	363,880	353,129	362,445	10,751	1,435	358,533	363,298	(4,765)

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the fourth quarter of 2021 was $3,150 million, a decrease of $51 million (1.6 percent) compared with the fourth quarter of 2020. The decrease was primarily due to lower loan spreads and mix of earning assets, partially offset by higher investment portfolio balances and the benefit of deposit and funding mix. Average earning assets were $25.1 billion (5.0 percent) higher than the fourth quarter of 2020, reflecting an increase of $27.4 billion (20.5 percent) in average investment securities and an increase of $447 million (0.1 percent) in average total loans while average other earning assets decreased $673 million (1.3 percent) due to lower cash balances.

Net interest income on a taxable-equivalent basis decreased $47 million (1.5 percent) on a linked quarter basis primarily due to lower interest and loan fees of approximately $82 million related to the SBA Paycheck Protection Program. Average earning assets were $19.2 billion (3.8 percent) higher on a linked quarter basis, reflecting increases of $9.0 billion (5.9 percent) in average investment securities, $6.0 billion (2.0 percent) in average loans and $4.8 billion (10.0 percent) in average other earning assets, driven by higher average cash balances.

The net interest margin in the fourth quarter of 2021 was 2.40 percent, compared with 2.57 percent in the fourth quarter of 2020 and 2.53 percent in the third quarter of 2021. The decrease in the net interest margin from the prior year was primarily due to the mix of loans, lower loan spreads and higher investment portfolio balances, partially offset by the net benefit of funding composition. The decrease in interest margin on a linked quarter basis reflected lower loan fees related to the SBA Paycheck Protection Program, as well as the impact of strong deposit flows and related investment and cash balances strategies.

The increase in average investment securities year-over-year was due to purchases of mortgage-backed, U.S. Treasury and state and political securities, net of prepayments and maturities, while the increase on a linked quarter basis was primarily driven by purchases of U.S. Treasury securities.

U.S. Bancorp Fourth Quarter 2021 Results

AVERAGE LOANS
($ in millions)				Percent Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change

Commercial	$99,433	$96,673	$100,863	2.9	(1.4)	$97,649	$108,367	(9.9)
Lease financing	5,075	5,159	5,558	(1.6)	(8.7)	5,206	5,600	(7.0)
Total commercial	104,508	101,832	106,421	2.6	(1.8)	102,855	113,967	(9.8)

Commercial mortgages	28,216	28,080	29,004	.5	(2.7)	27,997	29,641	(5.5)
Construction and development	10,635	10,841	11,094	(1.9)	(4.1)	10,784	10,907	(1.1)
Total commercial real estate	38,851	38,921	40,098	(.2)	(3.1)	38,781	40,548	(4.4)

Residential mortgages	75,858	74,104	76,809	2.4	(1.2)	74,629	73,667	1.3

Credit card	22,399	21,905	21,937	2.3	2.1	21,645	22,332	(3.1)

Retail leasing	7,354	7,643	8,299	(3.8)	(11.4)	7,710	8,405	(8.3)
Home equity and second mortgages	10,568	10,936	12,816	(3.4)	(17.5)	11,228	13,894	(19.2)
Other	43,217	41,398	35,928	4.4	20.3	40,117	34,456	16.4
Total other retail	61,139	59,977	57,043	1.9	7.2	59,055	56,755	4.1

Total loans	$302,755	$296,739	$302,308	2.0	.1	$296,965	$307,269	(3.4)

Average total loans for the fourth quarter of 2021 were $447 million (0.1 percent) higher than the fourth quarter of 2020. The increase was primarily due to growth in credit card balances (2.1 percent) and other retail loans (20.3 percent) offset by lower total commercial loans (1.8 percent) and total commercial real estate (3.1 percent) and residential mortgages (1.2 percent). The strong growth in other retail was driven by auto and recreational vehicle lending, offset by declining home equity and second mortgages (17.5 percent). The decrease in total commercial loans (1.8 percent) was driven by expected forgiveness of SBA Paycheck Protection Program loans and lower total commercial real estate loans (3.1 percent) was a result of paydowns.

Average total loans were $6.0 billion (2.0 percent) higher than the third quarter of 2021 primarily due to higher total commercial loans (2.6 percent) driven by strong new business and higher utilization, higher credit card balances (2.3 percent), growth in residential mortgages (2.4 percent) due to increased loan portfolio production and slower payoffs in the mortgage portfolio, and higher other retail loans (4.4 percent) driven by growth in installment loans.

U.S. Bancorp Fourth Quarter 2021 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q21 vs	4Q21 vs	Full Year	Full Year	Percent
	2021	2021	2020	3Q21	4Q20	2021	2020	Change

Noninterest-bearing deposits	$135,936	$129,018	$115,148	5.4	18.1	$127,204	$98,539	29.1
Interest-bearing savings deposits
Interest checking	108,889	103,036	91,384	5.7	19.2	103,198	84,276	22.5
Money market savings	117,462	112,543	127,390	4.4	(7.8)	117,093	125,786	(6.9)
Savings accounts	64,763	63,387	55,730	2.2	16.2	62,294	52,142	19.5
Total savings deposits	291,114	278,966	274,504	4.4	6.1	282,585	262,204	7.8
Time deposits	22,788	23,503	32,761	(3.0)	(30.4)	24,492	37,872	(35.3)
Total interest-bearing deposits	313,902	302,469	307,265	3.8	2.2	307,077	300,076	2.3

Total deposits	$449,838	$431,487	$422,413	4.3	6.5	$434,281	$398,615	8.9

Average total deposits for the fourth quarter of 2021 were $27.4 billion (6.5 percent) higher than the fourth quarter of 2020. Average noninterest-bearing deposits increased $20.8 billion (18.1 percent) primarily within Corporate and Commercial Banking and Wealth Management and Investment Services, partially offset by a decrease in Payments Services. Average total savings deposits were $16.6 billion (6.1 percent) higher year-over-year driven by Consumer and Business Banking, partially offset by a decrease in Wealth Management and Investment Services. Average time deposits were $10.0 billion (30.4 percent) lower than the prior year within Corporate and Commercial Banking, Consumer and Business Banking and Wealth Management and Investment Services. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits experienced strong growth of $18.4 billion (4.3 percent) from the third quarter of 2021. On a linked quarter basis, average noninterest-bearing deposits increased $6.9 billion (5.4 percent) driven by Wealth Management and Investment Services and Corporate and Commercial Banking. Average total savings deposits increased $12.1 billion (4.4 percent) compared with the third quarter of 2021 driven by increases in Corporate and Commercial Banking, Consumer and Business Banking and Wealth Management and Investment Services. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, were $715 million (3.0 percent) lower on a linked quarter basis, with decreases across most business lines.

U.S. Bancorp Fourth Quarter 2021 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q21 vs	4Q21 vs	Full Year	Full Year	Percent
	2021	2021	2020	3Q21	4Q20	2021	2020	Change

Credit and debit card revenue	$382	$393	$362	(2.8)	5.5	$1,507	$1,338	12.6
Corporate payment products revenue	155	156	126	(.6)	23.0	575	497	15.7
Merchant processing services	365	392	311	(6.9)	17.4	1,449	1,261	14.9
Trust and investment management fees	483	459	441	5.2	9.5	1,832	1,736	5.5
Deposit service charges	193	194	165	(.5)	17.0	724	677	6.9
Treasury management fees	152	155	143	(1.9)	6.3	614	568	8.1
Commercial products revenue	265	277	239	(4.3)	10.9	1,102	1,143	(3.6)
Mortgage banking revenue	298	418	468	(28.7)	(36.3)	1,361	2,064	(34.1)
Investment products fees	62	62	50	--	24.0	239	192	24.5
Securities gains (losses), net	15	20	34	(25.0)	(55.9)	103	177	(41.8)
Other	164	167	211	(1.8)	(22.3)	721	748	(3.6)

Total noninterest income	$2,534	$2,693	$2,550	(5.9)	(.6)	$10,227	$10,401	(1.7)

Fourth quarter noninterest income of $2,534 million was $16 million (0.6 percent) lower than the fourth quarter of 2020 reflecting strong growth in payments revenue, trust and investment management fees, deposit service charges, and commercial products revenue that was more than offset by lower mortgage banking revenue, other noninterest income and securities gains. Mortgage banking revenue decreased $170 million (36.3 percent) compared with the fourth quarter of 2020 due to lower mortgage production volume, given declining refinancing activity, and related gain on sale margins, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Other noninterest income decreased $47 million (22.3 percent) driven by lower tax-advantaged investment syndication revenue in the fourth quarter of 2021 and the impact of favorable asset gains and the transition services agreement revenue associated with the sale of the Company’s ATM third-party servicing business in the fourth quarter of 2020. Several fee categories had strong growth from a year ago. Payment services revenue increased $103 million (12.9 percent) compared with the fourth quarter of 2020 as credit and debit card revenue increased $20 million (5.5 percent) due to higher net interchange revenue related to sales volumes as well as stronger fee activity. Corporate payment products revenue increased $29 million (23.0 percent) primarily due to higher sales volume. Merchant processing services revenue increased $54 million (17.4 percent) driven by higher sales volumes and merchant fees. Trust and investment management fees increased $42 million (9.5 percent) driven by business growth, favorable market conditions and activity related to the acquisition of PFM Asset Management LLC (“PFM”), partially offset by higher fee waivers. Deposit service charges increased $28 million (17.0 percent) primarily due to the impact of customer remediations in 2020 as well as higher customer activity in the fourth quarter of 2021. Commercial products revenue increased $26 million (10.9 percent) primarily due to higher capital markets and foreign currency customer activity as well as higher trading revenue, partially offset by lower commercial leasing fees.

Noninterest income was $159 million (5.9 percent) lower in the fourth quarter of 2021 compared with the third quarter of 2021 reflecting seasonally lower payments and capital markets revenues and declining mortgage banking revenue. Payment services revenue decreased $39 million (4.1 percent) compared with the third quarter of 2021 as credit and debit card revenue decreased $11 million (2.8 percent) due to lower net interchange rate, net of higher volume and merchant processing services decreased $27 million (6.9 percent) primarily driven by lower rate and sales volume in sectors that continue to be negatively impacted by the pandemic. Mortgage banking revenue decreased $120 million (28.7 percent) driven by lower production volume and related gain on sale margins and the slightly unfavorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Partially offsetting these decreases, trust and investment management fees increased $24 million (5.2 percent) driven by favorable market conditions, business growth and activity related to the acquisition of PFM.

U.S. Bancorp Fourth Quarter 2021 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change

Compensation	$1,851	$1,847	$1,643	.2	12.7	$7,299	$6,635	10.0
Employee benefits	372	336	302	10.7	23.2	1,429	1,303	9.7
Net occupancy and equipment	268	259	269	3.5	(.4)	1,048	1,092	(4.0)
Professional services	160	126	123	27.0	30.1	492	430	14.4
Marketing and business development	129	99	105	30.3	22.9	366	318	15.1
Technology and communications	372	361	362	3.0	2.8	1,454	1,294	12.4
Postage, printing and supplies	71	69	74	2.9	(4.1)	274	288	(4.9)
Other intangibles	40	41	47	(2.4)	(14.9)	159	176	(9.7)
Other	270	291	439	(7.2)	(38.5)	1,207	1,833	(34.2)

Total noninterest expense	$3,533	$3,429	$3,364	3.0	5.0	$13,728	$13,369	2.7

Fourth quarter noninterest expense of $3,533 million was $169 million (5.0 percent) higher than the fourth quarter of 2020 reflecting increases in compensation expense, employee benefits expense, professional services expense, and marketing and business development, partially offset by lower other noninterest expense. Compensation expense increased $208 million (12.7 percent) compared with the fourth quarter of 2020 primarily due to performance-based incentives, revenue related commissions, merit, and hiring to support business growth. Employee benefits increased $70 million (23.2 percent) driven by higher medical claims expense and compensation related payroll taxes in the fourth quarter of 2021. Professional services expense increased $37 million (30.1 percent) primarily due to an increase in business investment and related initiatives. Marketing and business development expense increased $24 million (22.9 percent) due to the timing of marketing campaigns and increased travel and entertainment. These increases were partially offset by lower other noninterest expense of $169 million (38.5 percent) due to COVID-19 related accruals in the fourth quarter of 2020, including recognizing liabilities related to future delivery exposures for merchant and airline processing and other accruals.

Noninterest expense increased $104 million (3.0 percent) on a linked quarter basis reflecting increases in employee benefits expense, professional services expense and marketing and business development, partially offset by lower other noninterest expense. Employee benefits expense increased $36 million (10.7 percent) driven by higher medical claims expense. Professional services expense increased $34 million (27.0 percent) primarily due to an increase in business investment and related initiatives. Marketing and business development expense increased $30 million (30.3 percent) due to the timing of marketing campaigns. Partially offsetting these increases, other noninterest expense decreased $21 million (7.2 percent) primarily due to lower accruals related to future delivery exposures for merchant and airline processing and other accruals, partially offset by seasonally higher amortization of tax-advantaged investments, which were scaled back in 2020 due to the economic environment driven by the pandemic conditions.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2021 resulted in a tax rate of 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.5 percent), compared with 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.6 percent) in the fourth quarter of 2020, and a tax rate of 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.7 percent) in the third quarter of 2021.

U.S. Bancorp Fourth Quarter 2021 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	4Q 2021	% (a)	3Q 2021	% (a)	2Q 2021	% (a)	1Q 2021	% (a)	4Q 2020	% (a)
Balance, beginning of period	$6,300		$6,610		$6,960		$8,010		$8,010
Net charge-offs
Commercial	6	.02	13	.05	26	.11	52	.22	142	.56
Lease financing	--	--	1	.08	1	.08	4	.30	8	.57

Total commercial	6	.02	14	.05	27	.11	56	.22	150	.56
Commercial mortgages	(3)	(.04)	1	.01	--	--	(12)	(.17)	82	1.12
Construction and development	(1)	(.04)	12	.44	--	--	5	.19	2	.07

Total commercial real estate	(4)	(.04)	13	.13	--	--	(7)	(.07)	84	.83
Residential mortgages	(7)	(.04)	(10)	(.05)	(10)	(.05)	(5)	(.03)	(7)	(.04)

Credit card	109	1.93	111	2.01	148	2.81	144	2.76	165	2.99

Retail leasing	1	.05	1	.05	(1)	(.05)	1	.05	9	.43
Home equity and second mortgages	(2)	(.08)	(3)	(.11)	(3)	(.11)	(2)	(.07)	(3)	(.09)
Other	29	.27	21	.20	19	.20	36	.40	43	.48

Total other retail	28	.18	19	.13	15	.10	35	.25	49	.34

Total net charge-offs	132	.17	147	.20	180	.25	223	.31	441	.58
Provision for credit losses	(13)		(163)		(170)		(827)		441

Balance, end of period	$6,155		$6,300		$6,610		$6,960		$8,010

Components
Allowance for loan losses	$5,724		$5,792		$6,026		$6,343		$7,314
Liability for unfunded credit commitments	431		508		584		617		696

Total allowance for credit losses	$6,155		$6,300		$6,610		$6,960		$8,010

Gross charge-offs	$254		$266		$314		$374		$556
Gross recoveries	$122		$119		$134		$151		$115

Allowance for credit losses as a percentage of Period-end loans	1.97		2.12		2.23		2.36		2.69
Nonperforming loans	738		695		649		617		654
Nonperforming assets	701		667		624		579		617

(a) Annualized and calculated on average loan balances

U.S. Bancorp Fourth Quarter 2021 Results

The Company’s provision for credit losses for the fourth quarter of 2021 was a benefit of $13 million, which was $150 million higher than the prior quarter and $454 million lower than the fourth quarter of 2020. During 2021, factors affecting economic conditions, including passing of additional government stimulus and widespread vaccine availability in the U.S., have contributed to economic improvement. However, economic uncertainty remains associated with supply chain concerns, rising inflationary concerns and additional virus variants. In addition to these factors, expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies and potential effects of diminishing liquidity without the support of mortgage forbearance and direct federal stimulus. Currently, consumer credit trends continue to perform better than expected, while select wholesale portfolios continue to be monitored for pandemic related impacts.

Total net charge-offs in the fourth quarter of 2021 were $132 million, compared with $147 million in the third quarter of 2021 and $441 million in the fourth quarter of 2020. The net charge-off ratio was 0.17 percent in the fourth quarter of 2021, compared with 0.20 percent in the third quarter of 2021 and 0.58 percent in the fourth quarter of 2020. Net charge-offs decreased $15 million (10.2 percent) compared with the third quarter of 2021 associated with borrower liquidity and strong asset prices in the market that support repayment and recovery on problem loans. Net charge-offs decreased $309 million (70.1 percent) compared with the fourth quarter of 2020 reflecting improvement across all loan categories.

The allowance for credit losses was $6,155 million at December 31, 2021, compared with $6,300 million at September 30, 2021, and $8,010 million at December 31, 2020. The decrease on a linked quarter basis was driven by continued strong credit quality and collateral performance, partially offset by loan growth. Economic re-openings associated with vaccine availability improved performance and contributed to lower reserve levels. The ratio of the allowance for credit losses to period-end loans was 1.97 percent at December 31, 2021, compared with 2.12 percent at September 30, 2021, and 2.69 percent at December 31, 2020. The ratio of the allowance for credit losses to nonperforming loans was 738 percent at December 31, 2021, compared with 695 percent at September 30, 2021, and 654 percent at December 31, 2020.

Nonperforming assets were $878 million at December 31, 2021, compared with $944 million at September 30, 2021, and $1,298 million at December 31, 2020. The ratio of nonperforming assets to loans and other real estate was 0.28 percent at December 31, 2021, compared with 0.32 percent at September 30, 2021, and 0.44 percent at December 31, 2020. The year-over-year and linked quarter decrease in nonperforming assets was primarily due to decreases in total commercial nonperforming loans and commercial mortgage nonperforming loans. Accruing loans 90 days or more past due were $472 million at December 31, 2021, compared with $385 million at September 30, 2021, and $477 million at December 31, 2020. The Company expects credit quality to return to more normalized levels over time. However, some manageable levels of elevated nonperforming assets in certain industries and loan categories impacted by the pandemic may experience longer recovery periods.

U.S. Bancorp Fourth Quarter 2021 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Dec 31 2021	Sep 30 2021	Jun 30 2021	Mar 31 2021	Dec 31 2020

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.04	.04	.04	.06	.05
Commercial real estate	.03	.05	.01	.01	.01
Residential mortgages	.24	.15	.16	.19	.18
Credit card	.73	.66	.70	.95	.88
Other retail	.11	.11	.10	.12	.15
Total loans	.15	.13	.13	.16	.16

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.20	.25	.32	.39	.42
Commercial real estate	.76	.82	.81	.94	1.15
Residential mortgages	.53	.47	.49	.54	.50
Credit card	.73	.66	.70	.95	.88
Other retail	.35	.36	.39	.42	.42
Total loans	.42	.43	.47	.54	.57

ASSET QUALITY (a)
($ in millions)

	Dec 31 2021	Sep 30 2021	Jun 30 2021	Mar 31 2021	Dec 31 2020
Nonperforming loans
Commercial	$139	$179	$247	$298	$321
Lease financing	35	37	44	49	54
Total commercial	174	216	291	347	375
Commercial mortgages	213	215	224	266	411
Construction and development	71	81	88	90	39
Total commercial real estate	284	296	312	356	450
Residential mortgages	226	237	244	253	245
Credit card	--	--	--	--	--
Other retail	150	157	171	172	154

Total nonperforming loans	834	906	1,018	1,128	1,224

Other real estate	22	17	17	19	24

Other nonperforming assets	22	21	24	55	50

Total nonperforming assets	$878	$944	$1,059	$1,202	$1,298

Accruing loans 90 days or more past due	$472	$385	$376	$476	$477

Nonperforming assets to loans plus ORE (%)	.28	.32	.36	.41	.44

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Fourth Quarter 2021 Results

COMMON SHARES
(Millions)	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020
Beginning shares outstanding	1,483	1,483	1,497	1,507	1,506
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	--	1	3	1
Shares repurchased	--	--	(15)	(13)	--

Ending shares outstanding	1,484	1,483	1,483	1,497	1,507

CAPITAL POSITION
($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2021	2021	2021	2021	2020

Total U.S. Bancorp shareholders’ equity	$54,918	$53,743	$53,039	$51,678	$53,095

Basel III Standardized Approach (a)
Common equity tier 1 capital	$41,701	$41,014	$39,691	$39,103	$38,045
Tier 1 capital	48,516	47,426	46,103	45,517	44,474
Total risk-based capital	56,250	54,178	53,625	53,625	52,602

Common equity tier 1 capital ratio	10.0%	10.2%	9.9%	9.9%	9.7%
Tier 1 capital ratio	11.6	11.7	11.5	11.5	11.3
Total risk-based capital ratio	13.4	13.4	13.4	13.5	13.4
Leverage ratio	8.6	8.7	8.5	8.4	8.3

Tangible common equity to tangible assets (b)	6.8	6.8	6.8	6.6	6.9
Tangible common equity to risk-weighted assets (b)	9.2	9.4	9.3	9.1	9.5

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.6	9.7	9.5	9.5	9.3

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $54.9 billion at December 31, 2021, compared with $53.7 billion at September 30, 2021, and $53.1 billion at December 31, 2020. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to its recently announced acquisition of MUFG Union Bank’s core regional banking franchise. The Company does not expect to commence repurchasing its common stock again until after the acquisition closes in order to build capital prior to the acquisition. The Company expects to operate at a CET1 capital ratio between our target ratio and 9.0 percent after closing of the acquisition.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.0 percent at December 31, 2021, compared with 10.2 percent at September 30, 2021, and 9.7 percent at December 31, 2020. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.6 percent at December 31, 2021, compared with 9.7 percent at September 30, 2021, and 9.3 percent at December 31, 2020.

U.S. Bancorp Fourth Quarter 2021 Results

Investor Conference Call

On Wednesday, January 19, 2022 at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us,” “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866.316.1409. Participants calling from outside the United States and Canada, please dial 706.634.9086. The conference ID number for all participants is 7876125. For those unable to participate during the live call, a recording will be available at approximately 11 a.m. CT on Wednesday, January 19, 2022 and will be accessible until Wednesday, January 26,2022 at 10:59 p.m. CT. To access the recorded message within the United States and Canada, please dial 855.859.2056. If calling from outside the United States and Canada, please dial 404.537.3406 to access the recording. The conference ID is 7876125.

About U.S. Bancorp

U.S. Bancorp, with nearly 70,000 employees and $573 billion in assets as of December 31, 2021, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2021 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting U.S. Bancorp, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; changes in customer behavior and preferences; breaches in data security, including as a result of work-from-home arrangements; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. In addition, U.S. Bancorp’s proposed acquisition of MUFG Union Bank presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed acquisition may not be realized or may take longer than anticipated to be realized; the risk that U.S. Bancorp’s business could be disrupted as a result of the announcement and pendency of the proposed acquisition and diversion of management’s attention from ongoing business operations and opportunities; the possibility that the proposed acquisition, including the integration of MUFG Union Bank, may be more costly or difficult to complete than anticipated; delays in closing the proposed acquisition; and the failure of required governmental approvals to be obtained or any other closing conditions in the definitive purchase agreement to be satisfied.

U.S. Bancorp Fourth Quarter 2021 Results

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2021	2020	2021	2020
Interest Income
Loans	$2,635	$2,866	$10,747	$12,018
Loans held for sale	56	59	232	216
Investment securities	624	520	2,365	2,428
Other interest income	40	34	143	178
Total interest income	3,355	3,479	13,487	14,840
Interest Expense
Deposits	75	101	320	950
Short-term borrowings	18	17	70	141
Long-term debt	139	186	603	924
Total interest expense	232	304	993	2,015
Net interest income	3,123	3,175	12,494	12,825
Provision for credit losses	(13)	441	(1,173)	3,806
Net interest income after provision for credit losses	3,136	2,734	13,667	9,019
Noninterest Income
Credit and debit card revenue	382	362	1,507	1,338
Corporate payment products revenue	155	126	575	497
Merchant processing services	365	311	1,449	1,261
Trust and investment management fees	483	441	1,832	1,736
Deposit service charges	193	165	724	677
Treasury management fees	152	143	614	568
Commercial products revenue	265	239	1,102	1,143
Mortgage banking revenue	298	468	1,361	2,064
Investment products fees	62	50	239	192
Securities gains (losses), net	15	34	103	177
Other	164	211	721	748
Total noninterest income	2,534	2,550	10,227	10,401
Noninterest Expense
Compensation	1,851	1,643	7,299	6,635
Employee benefits	372	302	1,429	1,303
Net occupancy and equipment	268	269	1,048	1,092
Professional services	160	123	492	430
Marketing and business development	129	105	366	318
Technology and communications	372	362	1,454	1,294
Postage, printing and supplies	71	74	274	288
Other intangibles	40	47	159	176
Other	270	439	1,207	1,833
Total noninterest expense	3,533	3,364	13,728	13,369
Income before income taxes	2,137	1,920	10,166	6,051
Applicable income taxes	459	395	2,181	1,066
Net income	1,678	1,525	7,985	4,985
Net (income) loss attributable to noncontrolling interests	(5)	(6)	(22)	(26)
Net income attributable to U.S. Bancorp	$1,673	$1,519	$7,963	$4,959
Net income applicable to U.S. Bancorp common shareholders	$1,582	$1,425	$7,605	$4,621
Earnings per common share	$1.07	$.95	$5.11	$3.06
Diluted earnings per common share	$1.07	$.95	$5.10	$3.06
Dividends declared per common share	$.46	$.42	$1.76	$1.68
Average common shares outstanding	1,483	1,507	1,489	1,509
Average diluted common shares outstanding	1,484	1,508	1,490	1,510

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	December 31, 2021	December 31, 2020
Assets
Cash and due from banks	$28,905	$62,580
Investment securities
Held-to-maturity	41,858	--
Available-for-sale	132,963	136,840
Loans held for sale	7,775	8,761
Loans
Commercial	112,023	102,871
Commercial real estate	39,053	39,311
Residential mortgages	76,493	76,155
Credit card	22,500	22,346
Other retail	61,959	57,024
Total loans	312,028	297,707
Less allowance for loan losses	(5,724)	(7,314)
Net loans	306,304	290,393
Premises and equipment	3,305	3,468
Goodwill	10,262	9,918
Other intangible assets	3,738	2,864
Other assets	38,174	39,081
Total assets	$573,284	$553,905

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$134,901	$118,089
Interest-bearing	321,182	311,681
Total deposits	456,083	429,770
Short-term borrowings	11,796	11,766
Long-term debt	32,125	41,297
Other liabilities	17,893	17,347
Total liabilities	517,897	500,180
Shareholders’ equity
Preferred stock	6,371	5,983
Common stock	21	21
Capital surplus	8,539	8,511
Retained earnings	69,201	64,188
Less treasury stock	(27,271)	(25,930)
Accumulated other comprehensive income (loss)	(1,943)	322
Total U.S. Bancorp shareholders’ equity	54,918	53,095
Noncontrolling interests	469	630
Total equity	55,387	53,725
Total liabilities and equity	$573,284	$553,905

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total equity	$55,387	$54,378	$53,674	$52,308	$53,725
Preferred stock	(6,371)	(5,968)	(5,968)	(5,968)	(5,983)
Noncontrolling interests	(469)	(635)	(635)	(630)	(630)
Goodwill (net of deferred tax liability) (1)	(9,323)	(9,063)	(8,987)	(8,992)	(9,014)
Intangible assets, other than mortgage servicing rights	(785)	(618)	(650)	(675)	(654)
Tangible common equity (a)	38,439	38,094	37,434	36,043	37,444

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	41,701	41,014	39,691	39,103	38,045
Adjustments (2)	(1,733)	(1,733)	(1,732)	(1,732)	(1,733)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	39,968	39,281	37,959	37,371	36,312

Total assets	573,284	567,495	558,886	553,375	553,905
Goodwill (net of deferred tax liability) (1)	(9,323)	(9,063)	(8,987)	(8,992)	(9,014)
Intangible assets, other than mortgage servicing rights	(785)	(618)	(650)	(675)	(654)
Tangible assets (c)	563,176	557,814	549,249	543,708	544,237

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (d)	418,571 *	404,021	401,301	396,351	393,648
Adjustments (3)	(357)*	(684)	(1,027)	(1,440)	(1,471)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	418,214 *	403,337	400,274	394,911	392,177

Ratios*
Tangible common equity to tangible assets (a)/(c)	6.8%	6.8%	6.8%	6.6%	6.9%
Tangible common equity to risk-weighted assets (a)/(d)	9.2	9.4	9.3	9.1	9.5
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.6	9.7	9.5	9.5	9.3

	Three Months Ended

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Net income applicable to U.S. Bancorp common shareholders	$1,582	$1,934	$1,914	$2,175	$1,425
Intangibles amortization (net-of-tax)	32	32	32	30	37
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,614	1,966	1,946	2,205	1,462
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,403	7,800	7,805	8,943	5,816

Average total equity	55,875	54,908	53,593	53,359	53,801
Average preferred stock	(6,865)	(5,968)	(5,968)	(6,213)	(6,217)
Average noncontrolling interests	(633)	(635)	(631)	(630)	(630)
Average goodwill (net of deferred tax liability) (1)	(9,115)	(9,019)	(9,003)	(9,010)	(9,003)
Average intangible assets, other than mortgage servicing rights	(656)	(632)	(662)	(649)	(673)
Average tangible common equity (g)	38,606	38,654	37,329	36,857	37,278

Return on tangible common equity (f)/(g)	16.6%	20.2%	20.9%	24.3%	15.6%

Net interest income	$3,123	$3,171	$3,137	$3,063	$3,175
Taxable-equivalent adjustment (4)	27	26	27	26	26
Net interest income, on a taxable-equivalent basis	3,150	3,197	3,164	3,089	3,201

Net interest income, on a taxable-equivalent basis (as calculated above)	3,150	3,197	3,164	3,089	3,201
Noninterest income	2,534	2,693	2,619	2,381	2,550
Less: Securities gains (losses), net	15	20	43	25	34
Total net revenue, excluding net securities gains (losses) (h)	5,669	5,870	5,740	5,445	5,717

Noninterest expense (i)	3,533	3,429	3,387	3,379	3,364
Efficiency ratio (i)/(h)	62.3%	58.4%	59.0%	62.1%	58.8%
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Year Ended
(Dollars in Millions, Unaudited)	December 31, 2021	December 31, 2020
Net income applicable to U.S. Bancorp common shareholders	$7,605	$4,621
Intangibles amortization (net-of-tax)	126	139
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (a)	7,731	4,760
Average total equity	54,442	52,246
Average preferred stock	(6,255)	(6,042)
Average noncontrolling interests	(632)	(630)
Average goodwill (net of deferred tax liability) (1)	(9,037)	(8,941)
Average intangible assets, other than mortgage servicing rights	(650)	(694)
Average tangible common equity (b)	37,868	35,939

Return on tangible common equity (a)/(b)	20.4%	13.2%

Net interest income	$12,494	$12,825
Taxable-equivalent adjustment (2)	106	99
Net interest income, on a taxable-equivalent basis	12,600	12,924
Net interest income, on a taxable-equivalent basis (as calculated above)	12,600	12,924
Noninterest income	10,227	10,401
Less: Securities gains (losses), net	103	177
Total net revenue, excluding net securities gains (losses) (c)	22,724	23,148
Noninterest expense (d)	13,728	13,369
Efficiency ratio (d)/(c)	60.4%	57.8%
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp
Business Line	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change
Corporate and Commercial Banking	$337	$403	$431	(16.4)	(21.8)	$1,626	$1,659	(2.0)
Consumer and Business Banking	429	629	621	(31.8)	(30.9)	2,265	2,368	(4.3)
Wealth Management and Investment Services	202	204	204	(1.0)	(1.0)	837	941	(11.1)
Payment Services	376	410	286	(8.3)	31.5	1,720	1,300	32.3
Treasury and Corporate Support	329	382	(23)	(13.9)	nm	1,515	(1,309)	nm

Consolidated Company	$1,673	$2,028	$1,519	(17.5)	10.1	$7,963	$4,959	60.6

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2021, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$728	$718	$788	1.4	(7.6)	$2,900	$3,411	(15.0)
Noninterest income	249	253	218	(1.6)	14.2	1,035	1,117	(7.3)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	977	971	1,006	.6	(2.9)	3,935	4,528	(13.1)
Noninterest expense	419	419	399	--	5.0	1,678	1,711	(1.9)
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	419	419	399	--	5.0	1,678	1,711	(1.9)
Income before provision and taxes	558	552	607	1.1	(8.1)	2,257	2,817	(19.9)
Provision for credit losses	109	15	32	nm	nm	89	604	(85.3)
Income before income taxes	449	537	575	(16.4)	(21.9)	2,168	2,213	(2.0)
Income taxes and taxable-equivalent adjustment	112	134	144	(16.4)	(22.2)	542	554	(2.2)
Net income	337	403	431	(16.4)	(21.8)	1,626	1,659	(2.0)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$337	$403	$431	(16.4)	(21.8)	$1,626	$1,659	(2.0)

Average Balance Sheet Data
Loans	$106,262	$102,526	$106,154	3.6	.1	$103,208	$115,563	(10.7)
Other earning assets	4,690	4,722	4,141	(.7)	13.3	4,537	4,163	9.0
Goodwill	1,912	1,650	1,647	15.9	16.1	1,715	1,647	4.1
Other intangible assets	4	5	6	(20.0)	(33.3)	5	6	(16.7)
Assets	118,012	114,724	118,792	2.9	(.7)	115,194	128,038	(10.0)

Noninterest-bearing deposits	65,450	62,662	53,900	4.4	21.4	61,272	44,309	38.3
Interest-bearing deposits	75,243	68,821	81,144	9.3	(7.3)	71,246	88,138	(19.2)
Total deposits	140,693	131,483	135,044	7.0	4.2	132,518	132,447	.1

Total U.S. Bancorp shareholders’ equity	13,711	13,780	14,642	(.5)	(6.4)	13,928	15,063	(7.5)

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $337 million of the Company’s net income in the fourth quarter of 2021, compared with $431 million in the fourth quarter of 2020. Total net revenue was $29 million (2.9 percent) lower due to a decrease of $60 million (7.6 percent) in net interest income, partially offset by an increase of $31 million (14.2 percent) in total noninterest income. Net interest income decreased primarily due to the impact of loan mix and related yields, as well as declining interest rates on the margin benefit from deposits, partially offset by higher deposit balances and favorable deposit mix with higher noninterest-bearing balances. Total noninterest income increased primarily due to higher capital markets, trading revenue and higher foreign currency customer activity, as well as continued stronger treasury management fees due to core growth driven by the economic recovery. Total noninterest expense increased $20 million (5.0 percent) compared with a year ago primarily due to higher production incentives related to capital markets activities and an increase in net shared services expense driven by investment in infrastructure and technology development. The provision for credit losses increased $77 million compared with the fourth quarter of 2020 primarily due to loan loss provisions supporting growth in loan balances in the current year linked quarter, partially offset by improving portfolio credit quality in the current year compared with deteriorating credit quality in the fourth quarter of 2020.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,475	$1,550	$1,518	(4.8)	(2.8)	$6,077	$5,759	5.5
Noninterest income	583	715	744	(18.5)	(21.6)	2,501	3,177	(21.3)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,058	2,265	2,262	(9.1)	(9.0)	8,578	8,936	(4.0)
Noninterest expense	1,484	1,448	1,408	2.5	5.4	5,690	5,470	4.0
Other intangibles	3	3	4	--	(25.0)	12	16	(25.0)
Total noninterest expense	1,487	1,451	1,412	2.5	5.3	5,702	5,486	3.9
Income before provision and taxes	571	814	850	(29.9)	(32.8)	2,876	3,450	(16.6)
Provision for credit losses	(1)	(25)	22	96.0	nm	(144)	291	nm
Income before income taxes	572	839	828	(31.8)	(30.9)	3,020	3,159	(4.4)
Income taxes and taxable-equivalent adjustment	143	210	207	(31.9)	(30.9)	755	791	(4.6)
Net income	429	629	621	(31.8)	(30.9)	2,265	2,368	(4.3)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$429	$629	$621	(31.8)	(30.9)	$2,265	$2,368	(4.3)

Average Balance Sheet Data
Loans	$140,863	$140,736	$145,169	.1	(3.0)	$141,082	$141,259	(.1)
Other earning assets	6,570	7,645	8,954	(14.1)	(26.6)	8,093	7,175	12.8
Goodwill	3,262	3,506	3,475	(7.0)	(6.1)	3,428	3,500	(2.1)
Other intangible assets	2,966	2,754	2,137	7.7	38.8	2,760	2,105	31.1
Assets	159,549	160,785	165,290	(.8)	(3.5)	161,571	159,191	1.5

Noninterest-bearing deposits	34,296	34,389	33,608	(.3)	2.0	33,855	30,467	11.1
Interest-bearing deposits	162,934	160,366	144,973	1.6	12.4	158,434	131,536	20.4
Total deposits	197,230	194,755	178,581	1.3	10.4	192,289	162,003	18.7

Total U.S. Bancorp shareholders’ equity	12,232	12,270	12,570	(.3)	(2.7)	12,337	12,739	(3.2)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $429 million of the Company’s net income in the fourth quarter of 2021, compared with $621 million in the fourth quarter of 2020. Total net revenue was lower by $204 million (9.0 percent) due to decreases in net interest income of $43 million (2.8 percent) and total noninterest income of $161 million (21.6 percent). Net interest income reflected lower loan balances and deposit spreads, partially offset by strong growth in deposit balances, favorable deposit mix and favorable loan spreads driven by growth in installment loans and loan mix due in part to a reduction in lower-yielding PPP loans. Total noninterest income decreased primarily due to lower mortgage banking revenue reflecting lower production volume and related gain on sale margins as refinancing activities declined, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Deposit service charges were stronger due to stronger customer activity in the current year period. Total noninterest expense increased $75 million (5.3 percent) primarily due to increases in net shared services expense due to investments in digital capabilities and higher compensation expense from merit, business growth and revenue-related compensation driven by business production. The provision for credit losses decreased $23 million due to improved credit quality in the current year, partially offset by higher loan loss provisions supporting growth in ending loan balances in the current year linked quarter.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$255	$237	$282	7.6	(9.6)	$1,002	$1,246	(19.6)
Noninterest income	583	558	515	4.5	13.2	2,221	2,022	9.8
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	838	795	797	5.4	5.1	3,223	3,268	(1.4)
Noninterest expense	543	508	516	6.9	5.2	2,045	1,961	4.3
Other intangibles	4	4	3	--	33.3	14	12	16.7
Total noninterest expense	547	512	519	6.8	5.4	2,059	1,973	4.4
Income before provision and taxes	291	283	278	2.8	4.7	1,164	1,295	(10.1)
Provision for credit losses	21	11	6	90.9	nm	47	40	17.5
Income before income taxes	270	272	272	(.7)	(.7)	1,117	1,255	(11.0)
Income taxes and taxable-equivalent adjustment	68	68	68	--	--	280	314	(10.8)
Net income	202	204	204	(1.0)	(1.0)	837	941	(11.1)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$202	$204	$204	(1.0)	(1.0)	$837	$941	(11.1)

Average Balance Sheet Data
Loans	$19,614	$18,456	$16,366	6.3	19.8	$18,097	$15,456	17.1
Other earning assets	229	225	292	1.8	(21.6)	242	287	(15.7)
Goodwill	1,656	1,618	1,618	2.3	2.3	1,628	1,617	.7
Other intangible assets	130	80	34	62.5	nm	84	39	nm
Assets	22,895	21,568	19,281	6.2	18.7	21,236	18,564	14.4

Noninterest-bearing deposits	29,220	24,455	19,700	19.5	48.3	24,587	17,149	43.4
Interest-bearing deposits	74,192	71,842	79,873	3.3	(7.1)	75,618	77,525	(2.5)
Total deposits	103,412	96,297	99,573	7.4	3.9	100,205	94,674	5.8

Total U.S. Bancorp shareholders’ equity	3,318	3,172	2,973	4.6	11.6	3,154	2,936	7.4

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $202 million of the Company’s net income in the fourth quarter of 2021, compared with $204 million in the fourth quarter of 2020. Total net revenue increased $41 million (5.1 percent) year-over-year reflecting an increase of $68 million (13.2 percent) in noninterest income, partially offset by a decrease of $27 million (9.6 percent) in net interest income. Net interest income decreased year-over-year primarily due to the declining margin benefit of deposits, partially offset by higher noninterest-bearing deposits driving favorable deposit mix, as well as higher average loan balances. Total noninterest income increased primarily due to core business growth in trust and investment management fees and investment products fees both driven by favorable market conditions, partially offset by higher fee waivers related to money market funds. Total noninterest expense increased $28 million (5.4 percent) compared with the fourth quarter of 2020 reflecting higher compensation expense as a result of merit, performance-based incentives related to investment sales volumes and core business growth and an increase in net shared services expense. The provision for credit losses increased $15 million due to increased loan loss provisions supporting stronger balance growth in the current period compared with the prior year quarter.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$617	$616	$652	.2	(5.4)	$2,458	$2,562	(4.1)
Noninterest income	906	946	805	(4.2)	12.5	3,550	3,124	13.6
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,523	1,562	1,457	(2.5)	4.5	6,008	5,686	5.7
Noninterest expense	855	815	832	4.9	2.8	3,231	3,123	3.5
Other intangibles	33	34	40	(2.9)	(17.5)	133	148	(10.1)
Total noninterest expense	888	849	872	4.6	1.8	3,364	3,271	2.8
Income before provision and taxes	635	713	585	(10.9)	8.5	2,644	2,415	9.5
Provision for credit losses	133	166	204	(19.9)	(34.8)	349	681	(48.8)
Income before income taxes	502	547	381	(8.2)	31.8	2,295	1,734	32.4
Income taxes and taxable-equivalent adjustment	126	137	95	(8.0)	32.6	575	434	32.5
Net income	376	410	286	(8.3)	31.5	1,720	1,300	32.3
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$376	$410	$286	(8.3)	31.5	$1,720	$1,300	32.3
Average Balance Sheet Data
Loans	$32,351	$31,378	$30,992	3.1	4.4	$30,856	$31,539	(2.2)
Other earning assets	356	5	5	nm	nm	93	5	nm
Goodwill	3,219	3,168	3,160	1.6	1.9	3,185	3,060	4.1
Other intangible assets	473	496	572	(4.6)	(17.3)	508	581	(12.6)
Assets	38,281	37,173	36,508	3.0	4.9	36,553	36,497	.2
Noninterest-bearing deposits	4,247	4,913	5,836	(13.6)	(27.2)	4,861	4,351	11.7
Interest-bearing deposits	155	150	130	3.3	19.2	145	121	19.8
Total deposits	4,402	5,063	5,966	(13.1)	(26.2)	5,006	4,472	11.9
Total U.S. Bancorp shareholders’ equity	7,936	7,561	8,039	5.0	(1.3)	7,643	7,462	2.4
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $376 million of the Company’s net income in the fourth quarter of 2021, compared with $286 million in the fourth quarter of 2020. Total net revenue increased $66 million (4.5 percent) primarily due to higher noninterest income of $101 million (12.5 percent), partially offset by lower net interest income of $35 million (5.4 percent). Net interest income decreased primarily due to lower loan yields driven by higher credit card payment rates and a decline in deposits related to lower prepaid card processing activities as government stimulus dissipates. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors driven by government stimulus, local jurisdictions reducing restrictions and consumer behaviors normalizing. As a result, there was strong growth in merchant processing services revenue driven by higher sales volume and higher merchant fees, partially offset by higher rebates. There was also solid growth in corporate payment products revenue driven by improving business spending across all product groups. Strong sales also drove an increase in credit and debit card revenue. Total noninterest expense increased $16 million (1.8 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development in addition to the timing of marketing campaigns, partially offset by higher incremental costs related to the prepaid card business in the fourth quarter of 2020. The provision for credit losses decreased $71 million (34.8 percent) primarily due to a pending portfolio sale and stronger credit quality in the current year.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	4Q 2021	3Q 2021	4Q 2020	4Q21 vs 3Q21	4Q21 vs 4Q20	Full Year 2021	Full Year 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$75	$76	$(39)	(1.3)	nm	$163	$(54)	nm
Noninterest income	198	201	234	(1.5)	(15.4)	817	784	4.2
Securities gains (losses), net	15	20	34	(25.0)	(55.9)	103	177	(41.8)
Total net revenue	288	297	229	(3.0)	25.8	1,083	907	19.4
Noninterest expense	192	198	162	(3.0)	18.5	925	928	(.3)
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	192	198	162	(3.0)	18.5	925	928	(.3)
Income (loss) before provision and taxes	96	99	67	(3.0)	43.3	158	(21)	nm
Provision for credit losses	(275)	(330)	177	16.7	nm	(1,514)	2,190	nm
Income (loss) before income taxes	371	429	(110)	(13.5)	nm	1,672	(2,211)	nm
Income taxes and taxable-equivalent adjustment	37	41	(93)	(9.8)	nm	135	(928)	nm
Net income (loss)	334	388	(17)	(13.9)	nm	1,537	(1,283)	nm
Net (income) loss attributable to noncontrolling interests	(5)	(6)	(6)	16.7	16.7	(22)	(26)	15.4
Net income (loss) attributable to U.S. Bancorp	$329	$382	$(23)	(13.9)	nm	$1,515	$(1,309)	nm

Average Balance Sheet Data
Loans	$3,665	$3,643	$3,627	.6	1.0	$3,722	$3,452	7.8
Other earning assets	207,935	193,989	181,737	7.2	14.4	196,211	162,503	20.7
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	233,622	219,196	208,690	6.6	11.9	221,978	188,917	17.5
Noninterest-bearing deposits	2,723	2,599	2,104	4.8	29.4	2,629	2,263	16.2
Interest-bearing deposits	1,378	1,290	1,145	6.8	20.3	1,634	2,756	(40.7)
Total deposits	4,101	3,889	3,249	5.5	26.2	4,263	5,019	(15.1)

Total U.S. Bancorp shareholders’ equity	18,045	17,490	14,947	3.2	20.7	16,748	14,046	19.2

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support contributed $329 million of the Company’s net income in the fourth quarter of 2021, compared with a $23 million net loss in the fourth quarter of 2020. Total net revenue was higher by $59 million (25.8 percent) due to an increase of $114 million in net interest income, partially offset by a decrease in noninterest income of $55 million (20.5 percent). Net interest income increased primarily due to favorable funding and deposit mix and higher investment portfolio balances. The decrease in total noninterest income reflected lower other noninterest income driven by lower tax-advantaged investment syndication revenue in the fourth quarter of 2021 and lower securities gains. Total noninterest expense increased $30 million (18.5 percent) primarily due to higher compensation expense as a result of performance-based incentives, merit, and higher employee benefits driven by higher medical claims as well as higher amortization related to tax-advantaged investments. These increases were mostly offset by lower COVID-19 related accruals in the current year, including recognizing liabilities related to future delivery exposures for merchant and airline processing, and lower severance and other accruals, in addition to lower net shared services expense. The provision for credit losses decreased $452 million reflecting the residual impact of changes in the allowance for credit losses being impacted by deteriorating economic conditions in the fourth quarter of 2020 compared with improving conditions in the current year quarter. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7